EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Washington Mutual, Inc. on Form S-8 of our report dated February 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001; SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002; and SFAS No. 147, Acquisitions of Certain Financial Institutions, on October 1, 2002), appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2002.

 /s/ DELOITTE & TOUCHE LLP

Seattle, Washington
June 25, 2003